Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on this Form S-3 of Superior Drilling Products, Inc. and subsidiaries of our reports dated March 30, 2015, April 4, 2014 and April 2, 2014, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K of Superior Drilling Products, Inc. and subsidiaries for the year ended December 31, 2014 and in Registration Statement on Form S-1 (No. 333-195085) of Superior Drilling Products, Inc. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ Hein & Associates LLP

Dallas, Texas

March 23, 2016